EXHIBIT 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
NEWS RELEASE

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Kenneth Boerger	Lisa Fortuna
VP/Treasurer	Analyst Inquiries
(419) 325-2279	(312) 640-6779
FOR IMMEDIATE RELEASE
FRIDAY, JUNE 16, 2006
LIBBEY INC. ANNOUNCES CLOSING OF
REFINANCING AND CRISA ACQUISITION
TOLEDO, OHIO, JUNE 16—Libbey Inc. (NYSE: LBY) announced that its wholly owned subsidiary Libbey Glass Inc. and its subsidiaries have closed a private offering of $306 million aggregate principal amount of floating rate senior secured notes due 2011 and a private offering of units consisting of $102 million aggregate principal amount 16% senior subordinated secured pay-in-kind notes due 2011 and detachable warrants to purchase a number of shares equal to an aggregate of three percent of Libbey’s currently outstanding common stock, on a fully diluted basis, at an exercise price of $11.248 per share. Concurrently, Libbey Glass entered into a new $150 million senior secured credit facility.
Libbey used proceeds from these financings to close the acquisition from Vitro, S.A. de C.V. of its 51% equity interest in Libbey’s Mexican joint venture (“Crisa”), bringing Libbey’s ownership of Crisa to 100%, and to repay substantially all of Libbey’s existing indebtedness, to repay existing indebtedness of Crisa and to pay related fees, expenses and redemption premiums.
Webcast Information
Libbey will hold a conference call for investors on Wednesday, June 21, 2006, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet on http://www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.
Libbey Inc.:
•	is a leading producer of glass tableware in North America

•	is expanding its international presence with facilities in Mexico, the Netherlands and Portugal and a facility in China planned to begin production in 2007;

•	is a leading producer of tabletop products for the foodservice industry;

•	exports to more than 90 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high- quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2005, Libbey Inc.’s net sales totaled $568.1 million.